Exhibit 4.4

WARRANT

NEITHER THIS WARRANT, NOR THE SECURITIES ISSUABLE UPON EXERCISE OF THIS WARRANT (COLLECTIVELY, THE “SECURITIES”), HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR UNDER ANY STATE SECURITIES OR BLUE SKY LAWS. THE SECURITIES ARE SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AND RESALE AND MAY NOT BE OFFERED, SOLD, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED EXCEPT AS PERMITTED UNDER THE SECURITIES ACT AND APPLICABLE STATE SECURITIES OR BLUE SKY LAWS, PURSUANT TO REGISTRATION OR QUALIFICATION OR EXEMPTION THEREFROM. INVESTORS SHOULD BE AWARE THAT THEY MAY BE REQUIRED TO BEAR THE FINANCIAL RISKS OF THIS INVESTMENT FOR AN INDEFINITE PERIOD OF TIME. THE COMPANY MAY REQUIRE AN OPINION OF COUNSEL IN FORM AND SUBSTANCE REASONABLY SATISFACTORY TO THE COMPANY TO THE EFFECT THAT ANY PROPOSED TRANSFER IS IN COMPLIANCE WITH THE SECURITIES ACT AND ANY APPLICABLE STATE SECURITIES OR BLUE SKY LAWS. THIS WARRANT IS SUBJECT TO THE TRANSFER RESTRICTIONS SET FORTH HEREIN AND IN A WARRANT EXERCISE AGREEMENT, DATED AS OF JULY 21, 2017, AND AS AMENDED FROM TIME TO TIME, COPIES OF WHICH ARE AVAILABLE WITH THE SECRETARY OF THE COMPANY.

ONCOCYTE CORPORATION

COMMON STOCK WARRANT

Warrant No. CSW-2017-[●]	Date of Original Issuance: July 21, 2017

OncoCyte Corporation, a California corporation (the “Company”), hereby certifies that, for value received, [●], or its registered assign (the “Holder”), is entitled to purchase from the Company [●] shares (as adjusted from time to time as provided in Section 11) of common stock, no par value, of the Company (the “Common Stock”) (each such share, a “Warrant Share” and all such shares, the “Warrant Shares”), at the Exercise Price determined pursuant to Section 3 hereof, at any time after July 21, 2017 (the “Initial Exercisability Date”) through and including the second anniversary of the Initial Exercisability Date (the “Expiration Date”), and subject to the following terms and conditions:

1. Exercise Agreement. This Common Stock Warrant (this “Warrant”) is issued in connection with that certain Warrant Exercise Agreement, dated July 21, 2017 (as amended from time to time, the “Exercise Agreement”), by and among the Company and the Holder, and is subject to, and the Company and the Holder shall be bound by, all the applicable terms, conditions and provisions thereof.

2. Definitions. In addition to the terms defined elsewhere in this Warrant, capitalized terms that are not otherwise defined herein shall have the meanings assigned to such terms in the Exercise Agreement. As used herein, the following terms shall have the following respective meanings:

“Black Scholes Value” means the value of a Warrant based on the Black Scholes Option Pricing Model obtained from the “OV” function on the Bloomberg determined as of the day of closing of the Fundamental Transaction for pricing purposes and reflecting (A) a risk-free interest rate corresponding to the U.S. Treasury rate for a period equal to the time between the date of the closing of the Fundamental Transaction and the Expiration Date, (B) an expected volatility equal to the lesser of 60% and the 180-day volatility obtained from the HVT function on Bloomberg as of the Trading Day immediately following the public announcement of the Fundamental Transaction, (C) the price per Warrant Share shall be the sum of the price per share being offered in cash, if any, plus the value of any non-cash consideration, if any, being offered in the Fundamental Transaction and (D) a remaining option time equal to the time between the date of the closing of the Fundamental Transaction and the Expiration Date. For purposes of the foregoing, the value of any non-cash consideration in any Fundamental Transaction will be determined in good faith by the Board of Directors of the Company or the Acquirer.

“Bloomberg” means Bloomberg, L.P.

“Closing Sale Price” means, for the Common Stock the last closing trade price for such security on the Principal Trading Market, as reported by Bloomberg, or, if the Principal Trading Market begins to operate on an extended hours basis and does not designate the closing trade price, then the last trade price, respectively, of such security prior to 4:00 p.m., New York time, as reported by Bloomberg.

“Eligible Market” means any of the NYSE MKT, The NASDAQ Capital Market, The NASDAQ Global Market, The NASDAQ Global Select Market, or the New York Stock Exchange (or any successors to any of the foregoing).

“Fair Market Value” of one share of Common Stock on the Date of Exercise (as hereinafter defined) means (i) the VWAP for the Trading Day immediately prior to the Date of Exercise, or (ii) if an Eligible Market is not then the Principal Trading Market, the average of the reported sales prices reported by Bloomberg on the Trading Market for the Common Stock on the Trading Day immediately prior to the Date of Exercise, or, if there is no sales price on such Trading Day, the last sales price reported by Bloomberg for such Trading Day, or (iii) if neither of the foregoing applies, the last sales price of the Common Stock in the over-the-counter market as reported in the “pink sheets” by OTC Markets Group Inc. (formerly Pink Sheets LLC) (or any similar organization or agency succeeding to its functions of reporting prices) for the Common Stock as reported by Bloomberg, or if no sales price is so reported for the Common Stock, the last bid price of such Common Stock as reported by Bloomberg or (iv) if fair market value cannot be calculated as of such date on any of the foregoing bases, the fair market value shall be as determined by the Board of Directors of the Company in the exercise of its good faith business judgment.

“NYSE MKT” means NYSE MKT LLC, formerly known as the American Stock Exchange.

“Principal Trading Market” means the Trading Market on which the Common Stock is primarily listed on and quoted for trading.

“Shares” means the Company’s currently authorized common stock, no par value per share, and stock of any other class or other consideration into which such currently authorized capital stock may hereafter have been changed.

“Trading Day” means (a) a day on which the Common Stock is listed or quoted and traded on the Principal Trading Market (other than the OTC Bulletin Board), or (b) if the Common Stock is not then listed or quoted and traded on any Eligible Market, then a day on which the Common Stock is traded in the over-the-counter market, as reported by the OTC Bulletin Board, or (c) if the Common Stock is not quoted on any Trading Market, a day on which the Common Stock is quoted in the over-the-counter market as reported in the “pink sheets” by OTC Markets Group Inc. (formerly Pink Sheets LLC) (or any similar organization or agency succeeding to its functions of reporting prices); provided, that in the event that the Common Stock is not listed or quoted as set forth in (a), (b) and (c) hereof, then Trading Day shall mean a day on which financial institutions are open for business in the city of New York.

“Trading Market” means the OTC Bulletin Board or any Eligible Market, or any national securities exchange, market or trading or quotation facility on which the Common Stock is then listed or quoted.

“VWAP” shall mean the daily volume weighted average price (based on a Trading Day from 9:30 a.m. to 4:00 p.m. (New York time)) of the Common Stock on the Principal Trading Market as reported by Bloomberg Financial L.P. using the AQR function.

3. Exercise Price. This Warrant may be exercised for a price per Warrant Share equal $5.50, subject to adjustment from time to time pursuant to Section 11 (the “Exercise Price”).

4. Registration of Warrant. The Company shall register this Warrant, upon records to be maintained by the Company for that purpose (the “Warrant Register”), in the name of the record Holder hereof from time to time. The Company may deem and treat the Holder of this Warrant as the absolute owner hereof for the purpose of any exercise hereof or any distribution to the Holder, and for all other purposes, absent actual notice to the contrary.

5. Transfer of Warrant.

(a) No Holder may, directly or indirectly, sell, exchange, assign or otherwise transfer all or any portion of this Warrant without the prior written consent of the Company; provided that, subject in each case to Section 5(b) hereof, (i) a Holder that is a natural person may transfer all or a portion of this Warrant to one or more trusts for the benefit of such Holder, such Holder’s spouse, a lineal descendant of such Holder or such Holder’s parents, the spouse of any such descendant or a lineal descendant of any such spouse and (ii) a Holder that is a Person other than a natural person may transfer all or a portion of the Warrant to an Affiliate of such Holder.

(b) Subject to the Holder’s appropriate compliance with the restrictive legend on this Warrant and the transfer restrictions set forth herein and in the Exercise Agreement, the Company shall register the transfer of any portion of this Warrant in the Warrant Register, upon (i) surrender of this Warrant, with the Form of Assignment substantially in the form attached hereto as Attachment B duly completed and signed, to the Company at its address specified herein and (ii) delivery to the Company at its address specified herein an investment letter, in form and substance reasonably satisfactory to the Company, signed by the transferee. Upon any such registration or transfer, a new Warrant to purchase Common Stock, in substantially the form of this Warrant (any such new Warrant, a “New Warrant”), evidencing the portion of this Warrant so transferred shall be issued to the transferee and a New Warrant evidencing the remaining portion of this Warrant not so transferred, if any, shall be issued to the transferring Holder. The acceptance of the New Warrant by the transferee thereof shall be deemed the acceptance by such transferee of all of the rights and obligations of a holder of a Warrant.

6. Duration and Exercise of Warrants.

(a) Duration. This Warrant shall be exercisable by the registered Holder at any time and from time to time on or after the Initial Exercisability Date and through and including the Expiration Date. At 6:30 p.m., New York City time, on the Expiration Date (the “Exercise Period”), the portion of this Warrant not exercised prior thereto shall be and become void and of no value.

(b) [RESERVED]

(c) Not later than three (3) Trading Days after each Date of Exercise (the “Share Delivery Date”), the Company shall deliver, or cause to be delivered, to the Holder a certificate representing the Warrant Shares which, if permitted under applicable securities laws, shall be free of restrictive legends and trading restrictions representing the number of Warrant Shares being acquired upon the exercise of the Warrant. If, on any applicable Share Delivery Date, such certificate(s) are not timely delivered to or as directed by the Holder, then the Holder shall be entitled to elect by written notice to the Company at any time on or before its receipt of such certificate(s), to rescind such exercise, in which event the Company shall promptly return to the Holder the original Warrants (if any) delivered to the Company and, if applicable, the Holder shall promptly return to the Company the Common Stock book-entry statements issued to such Holder pursuant to the rescinded Exercise Notice.

(d) In connection with any exercise of this Warrant, if the Company shall fail for any reason to deliver the Warrant Shares by the Share Delivery Date, and if on or after the Share Delivery Date the Holder purchases (in an open market transaction or otherwise) Common Stock to deliver in satisfaction of a sale by the Holder of any portion of such Warrant Shares that the Holder anticipated receiving by the Share Delivery Date, then the Company shall, within three (3) Trading Days after the Holder’s request and in the Holder’s discretion, either: (i) pay cash to the Holder in an amount equal to the Holder’s total purchase price (including brokerage commissions, if any) for the number of Warrant Shares so purchased, at which point the Company’s obligation to deliver such Warrant Shares shall terminate, or (ii) pay cash to the Holder on each Trading Day an amount equal to 1% of the product of (A) the aggregate number of shares of Common Stock not issued to the Holder on a timely basis and to which the Holder is entitled and (B) the Closing Sale Price of Common Stock on the Trading Day immediately preceding the last possible date on which the Company could have issued such shares of Common Stock to the Holder.

7. Delivery of Warrant Shares on Exercise; Net Exercise.

(a) To effect exercises hereunder, the Holder shall not be required to physically surrender this Warrant, and unless this Warrant is surrendered upon such exercise, the execution and delivery of the Exercise Notice shall have the same effect as cancellation of the original Warrant and issuance of a new Warrant evidencing the right to purchase the remaining number of Warrant Shares (if any). Upon delivery of an Exercise Notice substantially in the form attached hereto as Attachment A (an “Exercise Notice”) to the Company at its address for notice determined as set forth herein, and, upon payment of the Exercise Price for the number of Warrant Shares so indicated by the Holder to be purchased (which may take the form a “net exercise” as permitted pursuant to Section 7(b) and so indicated in the Exercise Notice), the Company shall promptly (but in no event later than three (3) Trading Days after the Date of Exercise) issue and deliver, or cause its transfer agent to issue and deliver, to the Holder a certificate for the Warrant Shares issuable upon such exercise registered in the name of the Holder or its designee. A “Date of Exercise” means the date on which the Holder shall have delivered to the Company: (i) an Exercise Notice, appropriately completed and duly signed, and (ii) unless the exercise of this Warrant is being effected as a “net exercise” pursuant to Section 7(b), as applicable, payment of the Exercise Price (by certified or official bank check, intra-bank account transfer or wire transfer) for the number of Warrant Shares so indicated by the Holder to be purchased.

(b) Provided that (i) the Fair Market Value of one share of Common Stock (as of the Date of Exercise) is greater than the Exercise Price (as of the Date of Exercise), and (ii) on the Exercise Date, a registration statement with respect to the resale of shares of Common Stock issuable upon exercise of this Warrant is not effective with the Securities and Exchange Commission, then the Holder may, at its election, effect a “net exercise” of this Warrant as indicated in the Holder’s Exercise Notice, in which event, if so effected, the Holder shall be entitled to receive Warrant Shares equal to the value (as determined below) of this Warrant (or the portion thereof being exercised) by surrender of this Warrant at the principal office of the Company, if applicable, together with the appropriately completed and duly signed Exercise Notice, in which event the Company shall issue to the Holder a number of Warrant Shares computed using the following formula:

X =	Y*(A-B)
A

Where:

X = the number of Warrant Shares to be issued to the Holder

Y = the number of Warrant Shares with respect to which this Warrant is being exercised

A = the Fair Market Value of one share of Common Stock (as of the Date of Exercise)

B = Exercise Price (as of the Date of Exercise)

For the avoidance of doubt, if the foregoing calculation results in zero or a negative number, then no Warrant Shares shall be issued upon exercise pursuant to this Section 7(b).

(c) The Company’s obligations to issue and deliver Warrant Shares in accordance with the terms hereof are absolute and unconditional, irrespective of any action or inaction by the Holder to enforce the same, any waiver or consent with respect to any provision hereof, the recovery of any judgment against any Person or any action to enforce the same, or any setoff, counterclaim, recoupment, limitation or termination, or any breach or alleged breach by the Holder or any other Person of any obligation to the Company or any violation or alleged violation of law by the Holder or any other Person, and irrespective of any other circumstance which might otherwise limit such obligation of the Company to the Holder in connection with the issuance of Warrant Shares. Nothing herein shall limit a Holder’s right to pursue any other remedies available to it hereunder, at law or in equity, including a decree of specific performance and/or injunctive relief with respect to the Company’s failure to timely deliver the certificates representing shares of Common Stock upon exercise of the Warrant as required pursuant to the terms hereof; provided, however, that under no circumstances shall the Company be required to settle any exercises of this Warrant by cash payment or to otherwise “net cash settle” this Warrant.

8. Charges, Taxes and Expenses. Issuance and delivery of certificated or uncertificated shares of Common Stock upon exercise of this Warrant shall be made without charge to the Holder for any issue or transfer tax, withholding tax, transfer agent fee, or other incidental tax or expense in respect of the issuance of such shares, all of which taxes and expenses shall be paid by the Company; provided, however, that the Company shall not be required to pay any tax which may be payable in respect of any transfer involved in the registration of any certificates for Warrant Shares or Warrants in a name other than that of the Holder. The Holder shall be responsible for all other tax liability that may arise as a result of holding or transferring this Warrant or receiving Warrant Shares upon exercise hereof.

9. Replacement of Warrant. If this Warrant is mutilated, lost, stolen or destroyed, the Company shall issue or cause to be issued in exchange and substitution for and upon cancellation hereof, or in lieu of and substitution for this Warrant, a new Warrant, but only upon receipt of evidence reasonably satisfactory to the Company of such loss, theft or destruction and customary and reasonable indemnity (which shall not include a surety bond), if requested. Applicants for a new Warrant under such circumstances shall also comply with such other reasonable regulations and procedures and pay such other reasonable third-party costs as the Company may prescribe. If a new Warrant is requested as a result of a mutilation of this Warrant, then the Holder shall deliver this mutilated Warrant to the Company as a condition precedent to the Company’s obligation to issue the new Warrant.

10. Reservation of Warrant Shares. The Company covenants that it shall at all times reserve and keep available out of the aggregate of its authorized but unissued and otherwise unreserved Common Stock, solely for the purpose of enabling it to issue Warrant Shares upon exercise of this Warrant as herein provided, the number of Warrant Shares which are then issuable and deliverable upon the exercise of this entire Warrant, free from liens, encumbrances or any other contingent purchase rights of persons other than the Holder (taking into account the adjustments and restrictions of Section 11). The Company covenants and warrants that all Warrant Shares so issuable and deliverable shall, upon issuance and the payment of the applicable Exercise Price in accordance with the terms hereof, be duly and validly authorized, issued and fully paid and non-assessable.

11. Certain Adjustments. The Exercise Price and the number of Warrant Shares issuable upon exercise of this Warrant is subject to adjustment from time to time as set forth in this Section 11.

(a) Stock Dividends and Splits. If the Company, at any time while this Warrant is outstanding: (i) pays a stock dividend on its Common Stock or otherwise makes a distribution on any class of capital stock that is payable in shares of Common Stock, (ii) subdivides outstanding shares of Common Stock into a larger number of shares, (iii) combines (including by way of reverse stock split) outstanding shares of Common Stock into a smaller number of shares, or (iv) issues by reclassification of shares of Common Stock any shares of capital stock of the Company; then in each such case (A) the Exercise Price shall be adjusted by multiplying the Exercise Price then in effect by a fraction, the numerator of which equals the number of shares of Common Stock outstanding immediately prior to such event (excluding treasury shares, if any), and the denominator of which equals the number of shares of Common Stock outstanding immediately after such event (excluding treasury shares, if any), and (B) the number of Warrant Shares issuable hereunder shall be concurrently adjusted by multiplying such number by the reciprocal of such fraction. Such adjustments shall take effect (x) if a record date shall have been fixed for determining the shareholders or security holders, as applicable, of the Company entitled to receive such dividend, distribution or issuance by reclassification, as the case may be, immediately after such record date, or (y) otherwise, immediately after the effective date of such dividend, distribution, subdivision, combination, or issuance by reclassification, as the case may be.

(b) Fundamental Transaction. If, at any time while this Warrant is outstanding, (i) the Company, directly or indirectly, in one or a series of related transactions, (A) effects any merger, consolidation or reorganization or other similar transaction or a series of related transactions which results in the voting securities of the Company outstanding immediately prior thereto representing immediately thereafter (either by remaining outstanding or by being converted into voting securities of the surviving or acquiring entity) less than 50% of the combined voting power of the voting securities of or economic interests in the Company or such surviving or acquiring entity outstanding immediately after such merger, consolidation or reorganization, (B) effects any sale, lease, license, assignment, transfer, conveyance, distribution or other disposition of all or substantially all of its assets, (C) effects any reclassification, reorganization or recapitalization of the Common Stock or any compulsory share exchange pursuant to which the Common Stock is effectively converted into or exchanged for other securities, cash or property (except for issuances by reclassification contemplated by Section 11(a)(iv) or transactions for the purpose of changing the domicile of the Company), or (D) consummates a stock or share purchase agreement or other business combination (including a reorganization, recapitalization, spin-off or scheme of arrangement) with another Person or “group” (within the meaning of Section 13(d) or 14(d) of the Exchange Act) whereby such other Person or “group” acquires more than 50% of the voting power of or economic interests in the then outstanding shares of capital stock of the Company (after giving effect to such transaction), or (ii) any, direct or indirect, purchase offer, tender offer or exchange offer (whether by the Company or another Person or group of Persons) is completed pursuant to which holders of Common Stock are permitted to sell, tender or exchange their shares for other securities, cash or property (each transaction or series of transactions referred to in clause (i) or (ii) above, a “Fundamental Transaction”); then, the Company shall (x) unless such Fundamental Transaction is an unsolicited third-party tender offer, use its best efforts to ensure that lawful and adequate provision shall be made whereby the Holder shall thereafter continue to have the right to purchase and receive, upon the basis and upon the terms and conditions herein specified (or as nearly equivalent as practicable), and in lieu of the Warrant Shares immediately theretofore issuable upon exercise of this Warrant, shares in the surviving or acquiring entity in the Fundamental Transaction (such entity, or the parent thereof in a consolidated group, the “Acquirer”) with an aggregate value equal to the Black Scholes Value of the Holder’s Warrants (an “Acquirer Assumption”); and (y) if an Acquirer Assumption does not occur, the Acquirer shall pay to the Holder an amount equal to the aggregate value equal to the Black Scholes Value of the Holder’s Warrants, which amount shall be paid in cash in the event that the Company’s shareholders receive cash consideration from the Acquirer at the closing of the Fundamental Transaction, or shall be such stock, securities or other non-cash consideration of the Acquirer as it pays to the Company’s shareholders as consideration for the Fundamental Transaction.

(c) Adjustment Rules.

(i) Any adjustments pursuant to this Section 11 shall be made successively whenever any event referred to herein shall occur, except that, notwithstanding any other provision of this Section 11, no adjustment shall be made to the number of Warrant Shares to be delivered to the Holder (or to the Exercise Price) if such adjustment represents less than 1% of the number of Warrant Shares previously required to be so delivered, but any lesser adjustment shall be carried forward and shall be made at the time and together with the next subsequent adjustment which together with any adjustments so carried forward shall amount to 1% or more of the number of Warrant Shares to be so delivered.

(ii) No adjustments shall be made pursuant to this Section 11 in respect of the issuance of Warrant Shares upon exercise of the Warrant.

(iii) If the Company shall take a record of the holders of its shares for any purpose referred to in this Section 11, then (x) such record date shall be deemed to be the date of the issuance, sale, distribution or grant in question and (y) if the Company shall legally abandon such action prior to effecting such action, no adjustment shall be made pursuant to this Section 11 in respect of such action.

(iv) In computing adjustments under this Section 11, (A) fractional interests in Shares shall be taken into account to the nearest one-thousandth of a Share, and (B) calculations of the Exercise Price shall be carried to the nearest one-thousandth of one cent.

(d) Proceedings Prior to Any Action Requiring Adjustment. As a condition precedent to the taking of any action which would require an adjustment pursuant to this Section 11, the Company shall take any action which may be necessary, including obtaining regulatory approvals or exemptions, in order that the Company may thereafter validly and legally issue as fully paid and nonassessable all Warrant Shares which the Holder is entitled to receive upon exercise of the Warrant.

(e) Notice of Adjustment. Not less than 20 days prior to the record date or effective date, as the case may be, of any action which requires or might require an adjustment or readjustment pursuant to this Section 11, the Company shall give notice to the Holder of such event, describing such event in reasonable detail and specifying the record date or effective date, as the case may be, and, if determinable, the required adjustment and computation thereof. If the required adjustment is not determinable as the time of such notice, the Company shall give notice to the Holder of such adjustment and computation as soon as reasonably practicable after such adjustment becomes determinable. In connection with any such adjustment or readjustment, the Company shall prepare a report setting forth such adjustment or readjustment and showing in reasonable detail the method of calculation thereof and the facts upon which such adjustment or readjustment is based, including a statement of (i) the number of Shares outstanding or deemed to be outstanding, and (ii) the Exercise Price in effect immediately prior to such issue or sale and as adjusted and readjusted (if required by this Section 11) on account thereof. The Company shall forthwith mail a copy of each such report to the Holder and shall, upon the written request at any time of the Holder, furnish to such Holder a like report setting forth the Exercise Price at the time in effect and showing in reasonable detail how it was calculated. The Company shall also keep copies of all such reports at its office and shall cause the same to be available for inspection at such office during normal business hours by the Holder.

(f) Disputes. Any dispute which arises between the Holder and the Company with respect to the calculation of the adjusted Exercise Price or Warrant Shares issuable upon exercise shall be determined by the independent auditors of the Company in accordance with the terms of this Warrant, and such determination shall be binding upon the Company and the holders of the Warrants and the Warrant Shares if made in good faith and without manifest error.

12. [RESERVED]

13. No Fractional Shares. No fractional shares of Common Stock shall be issued in connection with any exercise of this Warrant. In lieu of any fractional shares which would otherwise be issuable, the Company shall pay the Holder an amount of cash equal to the product of such fraction multiplied by the Fair Market Value of one share of Common Stock on the Date of Exercise.

14. No Impairment. The Company shall not by any action including, without limitation, amending its Certificate of Incorporation, any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Warrant, but shall at all times in good faith assist in the carrying out of all such terms and in the taking of all such action, as may be necessary or appropriate to protect the rights of the Holder against impairment. Without limiting the generality of the foregoing, the Company shall take all such action as may be necessary or appropriate in order that the Company may validly issue fully paid and nonassessable shares of Common Stock upon the exercise of this Warrant at the then Exercise Price therefor.

15. No Rights as a Shareholder; Notice to Holder. Nothing contained in this Warrant shall be construed as conferring upon the Holder the right to vote or to consent or to receive notice as a shareholder in respect of any meeting of shareholders for the election of directors of the Company or any other matter, or any rights whatsoever as a shareholder of the Company.

16. Warrant Agent. The Company shall serve as warrant agent under this Warrant. Upon thirty (30) days’ notice to the Holder, the Company may appoint a new warrant agent. Any corporation into which the Company or any new warrant agent may be merged or any corporation resulting from any consolidation to which the Company or any new warrant agent shall be a party or any corporation to which the Company or any new warrant agent transfers substantially all of its corporate trust or shareholders services business shall be a successor warrant agent under this Warrant without any further act. Any such successor warrant agent shall promptly cause notice of its succession as warrant agent to be mailed (by first class mail, postage prepaid) to the Holder at the Holder’s last address as shown on the Warrant Register.

17. Miscellaneous.

(a) Notices. Any and all notices or other communications or deliveries hereunder (including any Exercise Notice) shall be in writing and shall be deemed given and effective on the earliest of (i) the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number pursuant to this Section 17(a) prior to 5:30 p.m. (New York City time) on a Trading Day, (ii) the next Trading Day after the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number specified pursuant to this Section 17(a) on a day that is not a Trading Day or later than 5:30 p.m. (New York City time) on any Trading Day, (iii) the second Trading Day following the date of mailing, if sent by nationally recognized overnight courier service to the street address specified pursuant to this Section 17(a), or (iv) upon actual receipt by the party to whom such notice is required to be given. The addresses for such communications shall be as follows:

(i)	if to the Company, to:

OncoCyte Corporation
1010 Atlantic Avenue, Suite 102
Alameda, California 94501
Attn: Chief Executive Officer
Email: wannett@oncocyte.com

with a copy to (which shall not constitute notice to the Company):

DLA Piper LLP (US)
2000 University Avenue
East Palo Alto, CA 94303
Attn: Bruce Jenett
Andrew D. Ledbetter
Email: bruce.jenett@dlapiper.com
Email: andrew.ledbetter@dlapiper.com

(ii)	if to the Holder, to the address, facsimile number or street address appearing on the Warrant Register;

or to such other address, facsimile number or email address as the Company or the Holder may provide to the other in accordance with this Section 17(a).

(b) Assignment. Subject to the restrictions on transfer described herein and in the Exercise Agreement, the rights and obligations of the Company and the Holder shall be binding upon, and inure to the benefit of, the successors, assigns, heirs, administrators and transferees of the parties. Without the prior written consent of the Holder, which may be withheld in the Holder’s sole discretion, this Warrant may not be assigned by the Company except to a successor in the event of a Fundamental Transaction.

(c) No Third Party Beneficiaries. Nothing in this Warrant shall be construed to give to any Person other than the Company and the Holder any legal or equitable right, remedy or cause of action under this Warrant.

(d) Amendments; Waiver. Any term of this Warrant may be amended or waived (either generally or in a particular instance and either retroactively or prospectively) with the written consent of the Company and the Holder. No waiver of any default with respect to any provision, condition or requirement of this Warrant shall be deemed to be a continuing waiver in the future or a waiver of any subsequent default or a waiver of any other provision, condition or requirement hereof, nor shall any delay or omission of either party to exercise any right hereunder in any manner impair the exercise of any such right.

(e) Governing Law. This Warrant shall be governed by and construed in accordance with the laws of the State of California, without regard to principles of conflict of laws.

(f) Severability. If one or more provisions of this Warrant are held to be unenforceable under applicable law in any respect, such provision shall be excluded from this Warrant and the balance of this Warrant shall be construed and interpreted as if such provision were so excluded and shall be enforceable in accordance with its remaining terms.

[Remainder of Page Intentionally Left Blank; Signature Page Follows]

IN WITNESS WHEREOF, the Company has caused this Warrant to be duly executed by its authorized officer as of the date first indicated above.

ONCOCYTE CORPORATION

By:
Name:	William Annett
Title:	President and Chief Executive Officer

[Signature Page to Warrant]

ATTACHMENT A

EXERCISE NOTICE

To OncoCyte Corporation:

The undersigned hereby irrevocably elects to purchase shares (the “Shares”) of common stock, no par value per share (“Common Stock”), of OncoCyte Corporation, a California corporation, pursuant to Warrant No. CSW-2017-[●] originally issued on July 21, 2017 (the “Warrant”). The undersigned elects to utilize the following manner of exercise:

Shares:

[ ]	Full Exercise of Warrant
[ ]	Partial Exercise of Warrant (in the amount of ______________ Shares)

Exercise Price: $

The Holder intends that payment of the Exercise Price shall be made as (check one):

[ ]	“Net Exercise” under Section 7(b) of the Warrant (if available)
[ ]	Certified or Official Bank Check
[ ]	Intra-Bank Account Transfer
[ ]	Wire Transfer

[Please issue a new Warrant for the unexercised portion of the attached Warrant in the name of the [undersigned]/[the undersigned’s nominee as is specified below].]

Date:

Full Name of Holder†:

Signature of Holder or Authorized Representative:

Name and Title of Authorized Representative††:

Additional Signature of Holder (if jointly held):

Social Security or Tax Identification Number:

Address of Holder:

Full Name of Nominee of Holder††:

Address of Nominee of Holder††:

†	Must conform in all respects to name of holder as specified on the face of the Warrant.
††	If applicable.

ATTACHMENT B

FORM OF ASSIGNMENT

[To be completed and signed only upon transfer of Warrant]

FOR VALUE RECEIVED, the undersigned hereby sells, assigns and transfers unto [●] the right represented by the attached Common Stock Warrant to purchase [●] shares of Common Stock of OncoCyte Corporation, a California corporation (the “Company”), to which the Warrant relates and appoints [●] as attorney to transfer said right on the books of the Company with full power of substitution in the premises.

Date:

Full Name of Holder*:

Signature of Holder or Authorized Representative:

Name and Title of Authorized Representative†:

Additional Signature of Holder (if jointly held):

Address of Holder:

Full Name of Transferee:

Address of Transferee:

In the presence of:

*	Must conform in all respects to name of holder as specified on the face of the Warrant.

†	If applicable.